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                                                                    EXHIBIT 11.1

                               PROBUSINESS, INC.

                STATEMENT REGARDING THE COMPUTATION OF NET LOSS
                        AND PROFORMA NET LOSS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       SIX-MONTH PERIOD
                                       YEAR ENDED JUNE 30,              ENDED DEC. 31,      PROFORMA FOR   PROFORMA FOR THE SIX-
                                ----------------------------------  ----------------------   YEAR ENDED     MONTH PERIOD ENDED
                                   1994        1995        1996        1995        1996     JUNE 30, 1996    DECEMBER 31, 1996
                                ----------  ----------  ----------  ----------  ----------  -------------  ---------------------
Net loss.......................    $(1,477)      $(979)    $(2,386)      $(456)    $(2,974)      $(2,730)           $(3,678)
Shares used in net loss per
  share computation:
  Weighted average shares of
    common stock outstanding...      3,340       7,126     129,408      47,914     211,979       129,408            211,979
  Shares related to Staff
    Accounting Bulletin Topic
    4D:
    Cheap stock................  1,305,540   1,305,540   1,305,540   1,305,540   1,305,540     1,305,540          1,305,540
    Common stock options.......    245,673     245,673     245,673     245,673     245,673       245,673            245,673
    Preferred stock............  1,229,466   1,229,466   1,229,466   1,229,466   1,229,466     1,229,466          1,229,466
    Warrants...................     74,917      74,917      74,917      74,917      74,917        74,917             74,917
                                ----------  ----------  ----------  ----------  ----------    ----------         ----------
Shares used in net loss per
  share computation............  2,858,936   2,862,722   2,985,004   2,903,510   3,067,575     2,985,004          3,067,575
                                ==========  ==========  ==========  ==========  ==========    ==========         ==========
Net loss per share.............     $(0.52)     $(0.34)     $(0.80)     $(0.16)     $(0.97)       $(0.91)            $(1.20)
Calculation of shares
  outstanding for computing pro
  forma net loss per share:
    Shares used in computing
      historical net loss per
      share (from above).......                          2,985,004               3,067,575     2,985,004          3,067,575
    Adjustment to reflect the
      effect of the assumed
      conversion of convertible
      preferred stock from the
      date of issuance.........                          5,226,602               5,226,602     5,226,602          5,226,602
                                                        ----------              ----------    ----------         ----------
Shares used in computing pro
  forma net loss per share.....                          8,211,606               8,294,177     8,211,606          8,294,177
                                                        ==========              ==========    ==========         ==========
Proforma net loss per share....                         $    (0.29)             $    (0.36)  $     (0.33)       $     (0.44)
                                                        ==========              ==========    ==========         ==========
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